Exhibit 21.1


                                                 Vectren Utility Holdings, Inc.
                                                 SUBSIDIARIES OF THE REGISTRANT


WHOLLY OWNED SUBSIDIARIES
- Southern Indiana Gas and Electric Company, Incorporated in Indiana (D/B/A Vectren Energy Delivery of Indiana)
-        Indiana Gas Company, Inc., Incorporated in Indiana and Ohio
     (D/B/A Vectren Energy Delivery of Indiana)
-        Vectren Energy Delivery of Ohio, Inc., Incorporated in Ohio